UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2006

TELZUIT MEDICAL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Commission file number 001-15034

Florida	01-0656115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification no.)

5422 Carrier Drive, Suite 306 Orlando, Florida	32819
(Address of principal executive offices)	(Zip code)

(407) 354-1222

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 11, 2006, Warren D. Stowell, the Company’s President and Chief Executive Officer, was appointed as Chief Financial Officer. Mr. Stowell, age 53, has served as a director on the Company’s board of directors since August 18, 2005. Mr. Stowell does not currently hold a directorship in any other reporting company. He has over 23 years of experience as CEO/COO in the healthcare industry, working with both public and private companies. During his extensive tenure in those positions, he helped several companies to build revenues in the hundreds of millions of dollars. These companies included, among others, Ramsay HMO (acquired by United HealthCare), Care Florida, Inc. (acquired by Foundation Health), and Health America (acquired by Maxicare). In addition, Mr. Stowell has been involved in a successful health start-up company (Health Insurance Plan of Florida). His areas of expertise include the medical arena, especially as it relates to patients, practitioners, and insurance providers. Mr. Stowell holds a Masters of Accounting from the University of Denver.

On September 19, 2005, the Company entered into a six-month, oral Consulting Agreement with Mr. Stowell. Pursuant to the agreement, Mr. Stowell has been assisting the Company in developing, owning, and operating medical clinics. Under the terms of the agreement, Mr. Stowell is entitled to receive $10,000 per month for services rendered, plus reasonable and necessary expenses incurred on behalf of the Company. The Consulting Agreement, which was reduced to writing on February 17, 2006, is attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 20, 2006.

There are no family relationships among Mr. Stowell and any of the Company’s directors or executive officers.

Mr. Stowell’s employment agreement is currently being negotiated. The Company intends to amend this Current Report on Form 8-K to include the material terms of the employment agreement between the Company and Mr. Stowell within four business days after the information is determined or becomes available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telzuit Medical Technologies, Inc.
(Registrant)

Date: May 17, 2006	By:	/s/ Warren Stowell
Warren D. Stowell Chief Executive Officer and Chief Financial Officer